Exhibit 99.1

CoStar Group Grows Annual Revenue 31% and Annual EBITDA 61%

WASHINGTON - February 25, 2015 - CoStar Group, Inc. (NASDAQ: CSGP), the leading provider of commercial real estate information, analytics and online marketplaces, announced today that revenue for the year ended December 31, 2014 was $575.9 million, an increase of 31% over revenue of $440.9 million for the full year of 2013. Revenue for the fourth quarter of 2014 grew to $156.1 million versus $115.6 million in the fourth quarter of 2013, which represents an increase of 35% year-over-year.

EBITDA for the year ended December 31, 2014 was $151.3 million, which is an increase of 61% over EBITDA of $94.2 million for the full year of 2013. EBITDA in the fourth quarter of 2014 increased to $43.0 million compared to $31.5 million in the fourth quarter of 2013, which represents an increase of $11.5 million or 36% year-over-year.

“2014 was an exceptional year for CoStar Group,” said Andrew C. Florance, Founder and Chief Executive Officer of CoStar Group. “In 2014, we increased annual revenue by $135 million and generated annual EBITDA of over $151 million. Our investment in expanding the sales force has really taken hold. In the fourth quarter of 2014, we achieved our highest annualized net new sales of $17.3 million. Annualized net new sales for CoStar information services grew 36% sequentially over the third quarter of 2014 and 26% year-over-year. I’m also pleased that the LoopNet core marketplace continues to thrive, having achieved a 20% increase in revenue year-over-year.”

Florance added, “We launched the completely new Apartments.com site ten days ago to an incredibly positive reaction from both customers and renters. The site has dramatically more listings, vastly improved search tools and user experience, and state of the art search engine optimization (SEO). We are very pleased to report that we have seen a huge surge in organic traffic since the launch. For the important SEO keywords we track, 336 have now moved up into the top five positions in Google for a total of 1,407 keywords in the top five organic positions, or 47% more than our second closest competitor.”

Year 2013-2014 Quarterly Results - Unaudited
(in millions, except per share data)
	2013				2014
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Revenues	$104.0	$109.0	$112.3	$115.6	$119.1	$147.7	$153.1	$156.1
EBITDA	7.6	25.3	29.8	31.5	27.0	37.6	43.7	43.0
Net income (loss)	(2.4)	8.3	11.1	12.8	9.7	8.2	13.0	13.9
Net income (loss) per share - diluted	(0.09)	0.29	0.39	0.45	0.34	0.28	0.40	0.43
Weighted average outstanding shares - diluted	27.4	28.2	28.3	28.4	28.8	29.5	32.1	32.1

Adjusted EBITDA	25.7	32.6	37.7	40.8	37.0	45.3	51.8	54.3
Non-GAAP Net Income	13.0	17.2	20.2	22.2	19.8	23.5	27.9	29.8
Non-GAAP Net Income per share - diluted	0.47	0.61	0.71	0.78	0.69	0.80	0.87	0.93

Net income for the year ended December 31, 2014 was $44.9 million or $1.46 per diluted share, which represents an increase of 51% over net income of $29.7 million or $1.05 per diluted share for the full year of 2013. Net income in the fourth quarter of 2014 was $13.9 million or $0.43 per diluted share, which represents an increase of $1.1 million or 9% year-over-year.

Non-GAAP net income (defined below) for the year ended December 31, 2014 was $101.0 million or $3.30 per diluted share, which represents an increase of 39% over non-GAAP net income of $72.6 million or $2.57 per diluted share for the full year of 2013. Non-GAAP net income in the fourth quarter of 2014 was $29.8 million or $0.93 per diluted share, compared to $22.2 million or $0.78 per diluted share in the fourth quarter of 2013.

Adjusted EBITDA (which excludes stock-based compensation and other items as defined below) for the year ended December 31, 2014 was $188.5 million, up $51.7 million or 38% from $136.8 million for the full year of 2013. Adjusted EBITDA was $54.3 million for the fourth quarter of 2014 versus $40.8 million in the fourth quarter of 2013, which is an increase of 33% year-over-year.

As of December 31, 2014, the Company had approximately $544.2 million in cash, cash equivalents and long-term investments, which is an increase of $36.9 million since September 30, 2014. Short and long-term debt outstanding totaled approximately $385.0 million as of December 31, 2014.

2015 Outlook

“We finished 2014 on a high note with strong fourth quarter and full-year financial results, significant progress integrating Apartments.com and steady growth in sales and margins enabling continued investment for future growth,” stated Brian J. Radecki, Chief Financial Officer of CoStar Group. “We are looking forward to a productive 2015 in which we expect we will benefit from new product initiatives in CoStar information services, continued cross-selling with LoopNet and the relaunch of Apartments.com.”

The company is reaffirming the forward-looking guidance released on Tuesday, February 17, 2015. These previously released outlook ranges already incorporated the Company’s fourth quarter 2014 results as well as expected 2015 investments in marketing and research. For the full year of 2015 the Company expects revenue of approximately $655 million to $660 million and approximately $157 million to $159 million for the first quarter of 2015. The Company expects non-GAAP net income per diluted share (defined below) in a range of $1.95 to $2.05 for the full year of 2015 and approximately $0.18 to $0.22 for the first quarter of 2015.

The preceding forward-looking statements reflect CoStar’s expectations as of February 25, 2015, including forward-looking non-GAAP financial measures on a consolidated basis. We are not able to forecast with certainty whether or when certain events, such as the exact amounts or timing of investments, transition, de-emphasis or discontinuation of services, acquisition-related costs, restructuring, settlements or impairments will occur in any given quarter. Given the risk factors, uncertainties and assumptions discussed above, actual results may differ materially. Other than in publicly available statements, the Company does not intend to update its forward-looking statements until its next quarterly results announcement.

Reconciliation of non-GAAP net income, EBITDA, adjusted EBITDA and all of the disclosed non-GAAP financial measures to their GAAP basis results are shown in detail below, along with definitions for those terms.

Non-GAAP Financial Measures

For information regarding the purpose for which management uses the non-GAAP financial measures disclosed in this release and why management believes they provide useful information to investors regarding the Company’s financial condition and results of operations, please refer to the Company’s latest periodic report.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group before (i) interest income (expense), (ii) provision for income taxes, and (iii) depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that represents EBITDA before (i) stock-based compensation expense, (ii) acquisition and integration related costs, (iii) restructuring charges and related costs, and (iv) settlements and impairments incurred outside the Company’s normal business operations.

Non-GAAP net income is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group before (i) purchase amortization and other related costs, (ii) stock-based compensation expense, (iii) acquisition and integration related costs, (iv) purchase accounting adjustments, (v) restructuring charges and related costs, and (vi) settlements and impairments. From this figure, we then subtract an assumed provision for income taxes to arrive at non-GAAP net income. We assume a 38% tax rate in order to approximate our long-term effective corporate tax rate.

Non-GAAP net income per diluted share (also referred to as non-GAAP EPS) is a non-GAAP financial measure that represents non-GAAP net income divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income per diluted share.

Earnings Conference Call

Management will conduct a conference call at 11:00 AM ET on Thursday, February 26, 2015 to discuss earnings results for the fourth quarter of 2014 and the Company’s outlook. The audio portion of the conference call will be broadcast live over the Internet at http://www.CoStargroup.com/investors.aspx. To join the conference call by telephone, please dial (800) 230-1059 (from the United States and Canada) or (612) 234-9960 (from all other countries) and refer to conference code 352633. An audio recording of the conference call will be available for replay approximately one hour after the call's completion and will remain available for a period of time following the call. To access the recorded conference call, please dial (800) 475-6701 (from the U.S. and Canada) or (320) 365-3844 (from all other countries) using access code 352633. The webcast replay will also be available in the Investors section of CoStar Group's website for a period of time following the call.

Contacts

Brian J. Radecki
Chief Financial Officer
(202) 336-6920
bradecki@costargroup.com

Richard Simonelli
Vice President Investor Relations
(202) 346-6394
rsimonelli@costargroup.com

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013

Revenues	$156,096	$115,610	$575,936	$440,943
Cost of revenues	42,923	31,754	156,979	129,185
Gross margin	113,173	83,856	418,957	311,758

Operating expenses:
Selling and marketing	41,003	24,569	150,305	98,708
Software development	13,705	11,605	55,426	46,757
General and administrative	27,381	22,499	103,916	96,956
Purchase amortization	7,736	3,484	28,432	15,183
	89,825	62,157	338,079	257,604

Income from operations	23,348	21,699	80,878	54,154
Interest and other income	271	87	516	326
Interest and other expense	(2,415)	(1,694)	(10,481)	(6,943)
Income before income taxes	21,204	20,092	70,913	47,537
Income tax expense, net	7,281	7,293	26,044	17,803
Net income	$13,923	$12,799	$44,869	$29,734

Net income per share - basic	$0.44	$0.46	$1.48	$1.07
Net income per share - diluted	$0.43	$0.45	$1.46	$1.05

Weighted average outstanding shares - basic	31,761	27,857	30,215	27,670
Weighted average outstanding shares - diluted	32,142	28,438	30,641	28,212

CoStar Group, Inc.
Reconciliation of Non-GAAP Financial Measures-Unaudited
(in thousands, except per share data)

Reconciliation of Net Income to Non-GAAP Net Income

	For the Three Months		For The Twelve Months
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013

Net income	$13,923	$12,799	$44,869	$29,734
Income tax expense, net	7,281	7,293	26,044	17,803
Income before income taxes	21,204	20,092	70,913	47,537
Purchase amortization and other related costs	15,479	6,360	54,722	27,066
Stock-based compensation expense	7,361	9,279	28,267	41,549
Acquisition and integration related costs	624	—	3,802	638
Restructuring and related costs	1,976	—	1,976	362
Settlements and impairments	1,374	—	3,173	—
Non-GAAP income before income taxes	48,018	35,731	162,853	117,152
Assumed rate for income tax expense, net *	38%	38%	38%	38%
Assumed provision for income tax expense, net	(18,247)	(13,578)	(61,885)	(44,518)
Non-GAAP net income	$29,771	$22,153	$100,968	$72,634

Net income per share - diluted	$0.43	$0.45	$1.46	$1.05
Non-GAAP net income per share - diluted	$0.93	$0.78	$3.30	$2.57

Weighted average outstanding shares - diluted	32,142	28,438	30,641	28,212

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	For the Three Months		For The Twelve Months
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013

Net income	$13,923	$12,799	$44,869	$29,734
Purchase amortization in cost of revenues	7,743	2,876	26,290	11,883
Purchase amortization in operating expenses	7,736	3,484	28,432	15,183
Depreciation and other amortization	4,160	3,461	15,650	12,992
Interest income	(271)	(87)	(516)	(326)
Interest expense	2,415	1,694	10,481	6,943
Income tax expense, net	7,281	7,293	26,044	17,803
EBITDA	$42,987	$31,520	$151,250	$94,212
Stock-based compensation expense	7,361	9,279	28,267	41,549
Acquisition and integration related costs	624	—	3,802	638
Restructuring and related costs	1,976	—	1,976	362
Settlements and impairments	1,374	—	3,173	—
Adjusted EBITDA	$54,322	$40,799	$188,468	$136,761

CoStar Group, Inc.
Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	December 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$527,012	$255,953
Accounts receivable, net	38,694	20,761
Deferred and other income taxes, net	20,007	22,506
Income tax receivable	1,027	—
Prepaid expenses and other current assets	9,736	6,597
Debt issuance costs, net	3,335	2,649
Total current assets	599,811	308,466

Long-term investments	17,151	21,990
Property and equipment, net	73,753	57,719
Goodwill	1,138,805	718,587
Intangible assets, net	241,622	144,472
Deposits and other assets	2,676	1,855
Debt issuance costs, net	9,864	3,893
Total assets	$2,083,682	$1,256,982

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$61,287	$53,128
Current portion of long-term debt	20,000	24,063
Deferred revenue	38,003	34,362
Total current liabilities	119,290	111,553

Long-term debt, less current portion	365,000	129,062
Deferred gain on sale of building	23,762	26,286
Deferred rent	27,032	22,828
Deferred income taxes, net	30,349	34,582
Income taxes payable	4,703	4,809

Stockholders' equity	1,513,546	927,862
Total liabilities and stockholders' equity	$2,083,682	$1,256,982

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
Revenues
North America	$150,067	$110,055	$552,141	$420,817
International
External customers	6,029	5,555	23,795	20,126
Intersegment revenue *	16	62	57	339
Total International revenue	6,045	5,617	23,852	20,465
Intersegment eliminations	(16)	(62)	(57)	(339)
Total revenues	$156,096	$115,610	$575,936	$440,943

EBITDA
North America**	$42,526	$30,739	$148,913	$97,348
International ***	461	781	2,337	(3,136)
Total EBITDA	$42,987	$31,520	$151,250	$94,212

*Intersegment revenue recorded during 2014 was attributable to services performed for the Company’s wholly owned subsidiary, CoStar Portfolio Strategy by Grecam S.A.S. (“Grecam”), a wholly owned subsidiary of CoStar Limited, the Company's wholly owned U.K. holding company. Intersegment revenue recorded during 2013 was attributable to services performed for CoStar Portfolio Strategy by Property and Portfolio Research Ltd., a wholly owned subsidiary of CoStar Portfolio Strategy. Intersegment revenue is recorded at an amount the Company believes approximates fair value. North America EBITDA includes a corresponding cost for the services performed by Grecam and Property and Portfolio Research Ltd. for CoStar Portfolio Strategy.

**North America EBITDA includes an allocation of approximately $200,000 for each of the three months ended December 31, 2014 and 2013. North America EBITDA includes an allocation of approximately $1.1 million and $800,000 for the twelve months ended December, 2014 and 2013, respectively. This allocation represents costs incurred for International employees involved in development activities of the Company's North America operating segment.

***International EBITDA includes a corporate allocation of approximately $100,000 for each of the three months ended December 31, 2014 and 2013. International EBITDA includes a corporate allocation of approximately $300,000 and $400,000 for the twelve months ended December 31, 2014 and 2013, respectively. This allocation represents costs incurred for North America employees involved in management and expansion activities of the Company's International operating segment.

Reconciliation of Non-GAAP Financial Measures with 2013-2014 Quarterly Results - Unaudited
(in millions, except per share data)

Reconciliation of Net Income (Loss) to Non-GAAP Net Income

	2013				2014
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Net income (loss)	$(2.4)	$8.3	$11.1	$12.8	$9.7	$8.2	$13.0	$13.9
Income tax expense (benefit), net	(1.8)	5.3	7.0	7.3	5.9	5.0	7.8	7.3
Income (loss) before income taxes	(4.2)	13.6	18.1	20.1	15.6	13.2	20.8	21.2
Purchase amortization and other related costs	7.1	6.9	6.6	6.4	6.2	17.0	16.1	15.5
Stock-based compensation expense	17.3	7.2	7.8	9.3	7.9	6.3	6.7	7.4
Acquisition and integration related costs	0.5	0.1	—	—	1.1	1.4	0.7	0.6
Restructuring and related costs	0.3	—	0.1	—	—	—	—	2.0
Settlements and impairments	—	—	—	—	1.0	—	0.7	1.3
Non-GAAP income before income taxes	21.0	27.8	32.6	35.8	31.8	37.9	45.0	48.0
Assumed rate for income tax expense, net *	38%	38%	38%	38%	38%	38%	38%	38%
Assumed provision for income tax expense, net	(8.0)	(10.6)	(12.4)	(13.6)	(12.0)	(14.4)	(17.1)	(18.2)
Non-GAAP net income	$13.0	$17.2	$20.2	$22.2	$19.8	$23.5	$27.9	$29.8

Non-GAAP net income per share - diluted	$0.47	$0.61	$0.71	$0.78	$0.69	$0.80	$0.87	$0.93

Weighted average outstanding shares - diluted**	27.9	28.2	28.3	28.4	28.8	29.5	32.1	32.1

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.
** For periods with GAAP net losses, the basic weighted-average outstanding shares are used to calculate the GAAP net loss per share as including the effect of the potentially dilutive securities would have an anti-dilutive effect. For periods with Non-GAAP net income, the diluted weighted-average outstanding shares are used to calculate Non-GAAP net income per share in order to reflect the impact of potentially dilutive securities.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	2013				2014
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Net income (loss)	$(2.4)	$8.3	$11.1	$12.8	$9.7	$8.2	$13.0	$13.9
Purchase amortization	7.1	6.9	6.6	6.4	6.2	17.0	16.1	15.5
Depreciation and other amortization	3.0	3.1	3.4	3.4	3.7	3.7	4.1	4.2
Interest income	(0.1)	(0.1)	(0.0)	(0.1)	(0.1)	(0.1)	(0.0)	(0.3)
Interest expense	1.8	1.8	1.7	1.7	1.6	3.8	2.7	2.4
Income tax expense (benefit), net	(1.8)	5.3	7.0	7.3	5.9	5.0	7.8	7.3
EBITDA	$7.6	$25.3	$29.8	$31.5	$27.0	$37.6	$43.7	$43.0
Stock-based compensation expense	17.3	7.2	7.8	9.3	7.9	6.3	6.7	7.4
Acquisition and integration related costs	0.5	0.1	—	—	1.1	1.4	0.7	0.6
Restructuring and related costs	0.3	—	0.1	—	—	—	—	2.0
Settlements and impairments	—	—	—	—	1.0	—	0.7	1.3
Adjusted EBITDA	$25.7	$32.6	$37.7	$40.8	$37.0	$45.3	$51.8	$54.3

CoStar Group, Inc.
Reconciliation of Forward-Looking Guidance-Unaudited
(in thousands, except per share data)

Reconciliation of Forward-Looking Guidance, Net Income (Loss) to Non-GAAP Net Income

	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended March 31, 2015		Ended December 31, 2015
	Low	High	Low	High

Net income (loss)	$(9,300)	$(7,100)	$8,200	$15,600
Income tax expense (benefit), net	(5,800)	(4,500)	5,000	9,600
Income (loss) before income taxes	(15,100)	(11,600)	13,200	25,200
Purchase amortization and other related costs	15,000	15,000	48,100	48,100
Stock-based compensation expense	8,500	7,500	38,000	33,000
Acquisition and integration related costs	1,000	500	1,000	500
Restructuring and related costs	—	—	1,500	500
Non-GAAP income before income taxes	9,400	11,400	101,800	107,300
Assumed rate for income tax expense, net *	38%	38%	38%	38%
Assumed provision for income tax expense, net	(3,572)	(4,332)	(38,684)	(40,774)
Non-GAAP net income	$5,828	$7,068	$63,116	$66,526

Net income (loss) per share - diluted	$(0.29)	$(0.22)	$0.25	$0.48
Non-GAAP net income per share - diluted	$0.18	$0.22	$1.95	$2.05

Weighted average outstanding shares - diluted	32,200	32,200	32,400	32,400

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

Reconciliation of Forward-Looking Guidance, Net Income (Loss) to Adjusted EBITDA

	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended March 31, 2015		Ended December 31, 2015
	Low	High	Low	High

Net income (loss)	$(9,300)	$(7,100)	$8,200	$15,600
Purchase amortization and other related costs	15,000	15,000	48,100	48,100
Depreciation and other amortization	4,300	4,300	17,700	17,700
Interest and other expense (income), net	2,300	2,300	9,000	9,000
Income tax expense (benefit), net	(5,800)	(4,500)	5,000	9,600
Stock-based compensation expense	8,500	7,500	38,000	33,000
Acquisition and integration related costs	1,000	500	1,000	500
Restructuring and related costs	—	—	1,500	500
Adjusted EBITDA	$16,000	$18,000	$128,500	$134,000

About CoStar Group, Inc.
CoStar Group (NASDAQ: CSGP) is the leading provider of commercial real estate information, analytics and online marketplaces. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. Through LoopNet, the Company operates the most heavily trafficked commercial real estate marketplace online with more than 9 million registered members. Apartments.com is a premier online apartment resource for renters that matches apartment seekers with great apartment homes and provides property managers and owners a proven platform for marketing their properties. CoStar operates websites with over 19 million unique monthly visitors in aggregate during January 2015. Headquartered in Washington, DC, CoStar maintains offices throughout the U.S., Canada and Europe with a staff of over 2,400 worldwide, including the industry's largest professional research organization. For more information, visit www.costargroup.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar's financial expectations, the company's plans, objectives, expectations and intentions and other statements including words such as “hope,” "anticipate," "may," "believe," "expect," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar and are subject to significant risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the risk that the trends stated or implied by this release cannot or will not be sustained at the current pace, including trends related to sales, revenue, earnings, and investments; the risk that investments in the company, including investments in research, sales, marketing and product development, do not produce the expected results; the risk that new product initiatives in CoStar information services, continued cross-selling with LoopNet and the relaunch of Apartments.com do not produce the expected benefits in 2015; the risk that current investment and marketing plans and expected amounts to support Apartments.com, or the timing of any such investments, may change; the risk that the company is unable to sustain current growth rates or increase them; the risk that the businesses of Apartments.com and CoStar Group may not be combined successfully or in a timely and cost-efficient manner; the risk that revenues for the first quarter and full year 2015 will not be as stated in this press release; the risk that net income for the first quarter and full year 2015 will not be as stated in this press release; the risk that non-GAAP net income and non-GAAP net income per diluted share for the first quarter and full year 2015 will not be as stated in this press release; the risk that Adjusted EBITDA for the first quarter and full year 2015 will not be as stated in this press release; the risk that the impact of investments on earnings will not be as stated in this release; and the risk that synergies from the acquisition of Apartments.com will not be as expected, occur within the expected timeframe or drive revenue and earnings growth as expected.. Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found in CoStar’s Annual Report on Form 10-K for the year ended December 31, 2013, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, each of which is filed with the SEC, including in the “Risk Factors” section of those filings, and the company’s other filings with the SEC available at the SEC’s website (www.sec.gov). CoStar assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.